EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS TO PARTICIPATE IN
UPCOMING INVESTOR CONFERENCES

EL PASO, Texas - March 1, 2016 - Western Refining Logistics, LP (NYSE:WNRL) today announced that Partnership management will participate in the Barclays Select Series: MLP Corporate Access Day in New York City on Wednesday, March 2, 2016. The presentation will be available beginning Wednesday, March 2, 2016, on the Investor Relations section of Western Refining Logistics website at www.wnrl.com.

Partnership management will also participate in the Bank of America Merrill Lynch 2016 Refining Conference in New York City on Thursday, March 3, 2016. The presentation will be available beginning Thursday, March 3, 2016, on the Investor Relations section of Western Refining Logistics website at www.wnrl.com.

The materials from both conferences will remain available on www.wnrl.com in accordance with the Partnership’s investor presentation archive policy.

About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 685 miles of pipelines, approximately 8.2 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.

More information about Western Refining Logistics, LP is available at www.wnrl.com.